Exhibit 99.1

FOR IMMEDIATE RELEASE
October 23, 2007

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT & CEO, COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294.

COMMUNITY TRUST BANCORP, INC., INCREASES ITS CASH DIVIDEND

PIKEVILLE, KENTUCKY:

Community Trust Bancorp, Inc., (NASDAQ-CTBI) increased its cash dividend to $0.29 per share, which will be paid on January 1, 2008, to shareholders of record on December 15, 2007.  This represents an increase of 7.41% in the quarterly cash dividend.

Community Trust Bancorp, Inc., with assets of $2.9 billion, is headquartered in Pikeville, Kentucky and has 74 banking locations across eastern, northeast, central, and south central Kentucky, five banking locations in southern West Virginia, and five trust offices across Kentucky.